Results of Shareholder Meeting (Unaudited)
At the annual meeting of shareholders of MFS Capital Opportunities Series, which was held on November 1, 2001, the following actions were taken:
Item 1. Trustees of the trust were elected as follows:
Number of Shares
Nominee                                For          Withhold Authority
Jeffrey L. Shames                  10,926,360.883    300,716.584
John W. Ballen                     10,927,128.243    299,949.224
Lawrence H. Cohn                   10,926,293.002    300,784.465
J. David Gibbons                   10,919,509.889    307,567.578
William R. Gutow                   10,917,758.200    309,319.267
J. Atwood Ives                     10,920,273.599    306,803.868
Abby M. O'Neill                    10,919,234.356    307,843.111
Lawrence T. Perera                 10,922,905.308    304,172.159
William J. Poorvu                  10,922,802.495    304,274.972
Arnold D. Scott                    10,926,352.542    300,724.925
J. Dale Sherratt                   10,925,322.645    301,754.822
Elaine R. Smith                    10,923,559.460    303,518.007
Ward Smith                         10,913,692.916    313,384.551
Item 2. The authorization of the Trustees to adopt an Amended and Restated Declaration of Trust.
Number of Shares
For 10,402,607.356
Against 286,930.831
Abstain 537,539.280
Item 3. The amendment or removal of certain fundamental investment policies. Number of Shares
For 10,366,399.233
Against 296,736.591
Abstain 563,941.643
Item 4. The approval of a new investment advisory agreement with Massachusetts Financial Services Company.
Number of Shares
For 10,565,378.581
Against 139,472.509
Abstain 522,226.377
Item 5. The ratification of the election of Deloitte & Touche LLP as the independent public accountants to be employed by the trust for the fiscal year ending December 31, 2001.
Number of Shares
For 10,746,591.295
Against 82,161.674
Abstain 398,324.498